                                                                 EXHIBIT (d)(21)


                ADDENDUM TO THE PORTFOLIO MANAGEMENT AGREEMENT

     The Portfolio Management Agreement ("Agreement") made the 1st day of May, 1999, between Pacific Life Insurance Company ("Pacific Life"), a life insurance company domiciled in California, Alliance Capital Management L.P. ("Alliance Capital", "Portfolio Manager"), a Limited Partnership organized and existing under the laws of the state of Delaware, and Pacific Select Fund (the "Fund"), a Massachusetts Business Trust, is hereby amended as set forth in this Addendum to the Portfolio Management Agreement, which is dated as of December 15, 1999.

     WHEREAS, the Fund is registered with the Securities and Exchange Commission as an open-end management investment company; and

     WHEREAS, the Fund offers shares in several Portfolios, one of which is designated the Emerging Markets Portfolio; and

     WHEREAS, pursuant to the Agreement, Pacific Life and the Fund have appointed Alliance Capital as Portfolio Manager to the Emerging Markets Portfolio and Alliance Capital has accepted such appointment; and

     WHEREAS, Pacific Life and the Fund desire to appoint Alliance Capital as Portfolio Manager to the Emerging Markets Portfolio under the provisions set forth in the Agreement and in this Addendum; and

     WHEREAS, the Portfolio Manager is willing to accept such appointment;

     NOW THEREFORE, in consideration of the mutual premises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

     1. In addition to its responsibilities as specified in the Agreement, the Fund hereby appoints the Portfolio Manager to act as Portfolio Manager with respect to the Emerging Markets Portfolio which, in addition to all other Portfolios previously established, shall be deemed one of the Portfolios under the Agreement, subject to the terms and conditions as specified in the Agreement, including the Fee Schedule of the Agreement as amended by this Addendum.

     2.   The Fee Schedule of the Agreement is amended to read as follows:

                              PACIFIC SELECT FUND
                                  FEE SCHEDULE
                        ALLIANCE CAPITAL MANAGEMENT L.P.



     Portfolio:  Emerging Markets Portfolio


     The Adviser will pay to the Portfolio Manager a monthly fee based on the average daily net assets of the Emerging Markets Portfolio at an annual rate equal to:


           0.85% on the first $50 million
           0.75% on the next $50 million
           0.70% on the next $50 million
           0.65% on the next $50 million
           0.60% on excess of $200 million

     These fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first indicated above.


                                         PACIFIC LIFE INSURANCE COMPANY


Attest: /s/ Audrey L. Milfs              By: /s/ Thomas C. Sutton
---------------------------                  ---------------------
Title: Secretary                         Title: Chairman of the Board & Chief
Name: Audrey L. Milfs                    Exec. Officer
                                         Name: Thomas C. Sutton


                                         ALLIANCE CAPITAL MANAGEMENT L.P.



Attest: /s/ Aileen Doherty               By: /s/ Mark Manley
--------------------------                   ---------------
Title: Assistant Vice President          Title: Senior Vice President


                                         PACIFIC SELECT FUND


Attest: /s/ Audrey L. Milfs              By: /s/ Thomas C. Sutton
---------------------------                  --------------------
Title: Secretary                         Title: Chairman of the Board & Trustee
Name: Audrey L. Milfs                    Name: Thomas C. Sutton